Exhibit 24(b)(8.155)

Fourth Amendment to the Selling and Services Agreement and

Fund Participation Agreement

This Fourth Amendment dated as of April 10, 2017 by and between Voya Retirement Insurance and Annuity Company (formerly, ING Life Insurance and Annuity Company) (“Voya Retirement”), Voya Institutional Plan Services, LLC (formerly, ING Institutional Plan Services, LLC) (“Voya Institutional”), Voya Financial Partners, LLC (formerly, ING Financial Advisers, LLC) (“Voya Financial”) (collectively “Voya”), Thornburg Investment Management, Inc. (“Adviser”) and Thornburg Securities Corporation (“Distributor”) (together the “Fund Parties”), acting as agent for the registered open-end management investment companies listed in Schedule B whose shares are or may be underwritten by Distributor (each a “Fund” or collectively the “Funds”), is made to the Selling and Services Agreement and Fund Participation Agreement dated as of March 12, 2008 (the “Agreement”), as amended on December 15, 2009, May 1, 2012 and August 12, 2014. Terms defined in the Agreement are used herein as therein defined.

            WHEREAS, the parties hereto have entered into that certain Selling and Services Agreement and Fund Participation Agreement, dated as of March 12, 2008, as previously amended (the “Agreement”); and

            WHEREAS, the parties desire to amend further the Agreement as described herein.

            NOW, THEREFORE, in consideration of the preambles and the agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Amendment

1.            The Agreement is amended to change the name of ING Life Insurance and Annuity Company to Voya Retirement Insurance and Annuity Company and references to such entity as “ING Life” to “Voya Retirement” and to change the name of ING Institutional Plan Services, LLC to Voya Institutional Plan Services, LLC and references to such entity as “ING Institutional” to “Voya Institutional” and to change the name of ING Financial Advisers, LLC to Voya Financial Partners, LLC and references to such entity as “ING Financial” to “Voya Financial”.

2.            The last sentence of Section 5, “Servicing Fees,” previously added by the Third Amendment to the Selling and Services Agreement and Fund Participation Agreement dated August 12, 2014, is revised to read as follows:

“The parties recognize and agree that the fees identified under the column entitled “Service Fees” in Schedule B are for shareholder and administrative services provided by ING, and are not for advisory or distribution services.”

3.            Schedule B to the Agreement is replaced in its entirety with the attached Second Revised Schedule B.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the date and year set forth above.

Voya Retirement Insurance and Annuity Company	Thornburg Investment Management, Inc.

By: /s/Lisa Gilarde	By: /s/Sasha Wilcoxon

Name: Lisa Gilarde	Name: Sasha Wilcoxon

Title: Vice President	Title: Managing Director/VP

Voya Institutional Plan Services, LLC	Thornburg Securities Corporation

By: /s/Lisa Gilarde	By: /s/Leigh Moiola

Name: Lisa Gilarde	Name: Leigh Moiola

Title: Vice President	Title: Vice President

Voya Financial Partners, LLC

By: /s/Lisa Gilarde

Name: Lisa Gilarde

Title: Vice President

SECOND REVISED SCHEDULE B

Servicing and 12b-1 Fees

Adviser will pay Voya an annual servicing fee equal to the percentage indicated below in the column entitled “Service Fee” for each Fund times the average daily Net Asset Value of shares of the Fund invested through the Contracts or through Voya’s arrangements with Plans.  Distributor will pay or cause to be paid an annual 12b-1 fee equal to the percentage indicated below in the column entitled “12b-1 Fee” for each Fund times the average daily Net Asset Value of shares of the Fund invested through the Contracts or through Voya’s arrangements with Plans.  Such fees will be paid quarterly.

Fund	Share Class	Service Fee	12b-1 Fee
All Thornburg Funds (equity)	Class R3	x.xx% (xx bps)	x.xx% (xx bps)
All Thornburg Funds (fixed income)	Class R3	x.xx% (x bps)	x.xx% (xx bps)
All Thornburg Funds (equity)	Class R4	x.xx% (xx bps)	x.xx% (xx bps)
All Thornburg Funds (fixed income)	Class R4	x.xx% (xx bps)	x.xx% (xx bps)
All Thornburg Funds (equity)	Class R5	x.xx% (xx bps)	x.xx% (x bps)
All Thornburg Funds (fixed income)	Class R5	x.xx% (xx bps)	x.xx% (x bps)
All Thornburg Funds (equity)	Class R6	x.xx% (x bps)	x.xx% (x bps)
All Thornburg Funds (fixed income)	Class R6	x.xx% (x bps)	x.xx% (x bps)